Deloitte.

Deloitte & Touche LLP
Two World Financial Center
New York, New York 10281

Tel: 212 436-6580
Fax: 212 652-2449
www.deloitte.com

October 20, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of SpongeTech Delivery Systems, Inc.'s (the "Company") Form 8-K dated October 9, 2009, and we agree with the statements made by the Company. For the purpose of clarity we note that on October 13, 2009, Deloitte & Touche LLP informed the Company's management that we were no longer willing to act as SpongeTech Delivery Systems, Inc.'s independent registered public accounting firm for the fiscal year ending May 31, 2010. During the fiscal years ended May 31, 2009 and 2008 and subsequent interim period, Deloitte & Touche LLP was not SpongeTech Delivery Systems, Inc.'s independent registered public accounting firm.

Yours truly,

/s/ Deloitte & Touche LLP